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                                                                     EXHIBIT K15


                              LEHMAN BROTHERS INC.
                               745 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019


                                                                 October__, 2003


To:  THE NEW AMERICA HIGH INCOME FUND, INC.
     33 Broad Street
     Boston, Massachusetts  02109

     Re:  Broker-Dealer Agreement dated May 6, 1997 and
          Letter Agreement dated May 6, 1997
          ---------------------------------------------

     Ladies and Gentlemen:

     Reference is hereby made to (i) the Broker-Dealer Agreement, dated as of May 6, 1997 (the "Broker-Dealer Agreement"), between Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company (the "Auction Agent"), not in its individual capacity but as agent of The New America High Income Fund, Inc. (the "Fund"), and Lehman Brothers Inc. (the "Broker-Dealer"), relating to Series A, Series B and Series C Auction Term Preferred Stock of the Fund and (ii) the Letter Agreement, dated May 6, 1997, regarding Section 2.6 of the Broker-Dealer Agreement (the "Letter Agreement").

     This letter will confirm (i) the Fund's desire to apply the terms of the Broker-Dealer Agreement to the 1,200 additional shares of the Fund's Auction Term Preferred Stock Series C that the Fund proposes to issue pursuant to the Fund's Registration Statement (Securities Act File No. 333-108228 and Investment Company Act File No. 811-5399), as amended, (the "New Series C") and (ii) the Broker-Dealer's agreement to act in such capacity with respect to the New Series C upon the terms and subject to the conditions set forth in the Broker-Dealer Agreement.

     The Letter Agreement references Section 2.6 of the Broker-Dealer Agreement "relating to certain series of auction term preferred stock" of the Fund. This letter will further confirm the parties' understanding that, effective on the date of this letter, (i) the Letter Agreement shall not govern the New Series C and shall no longer apply to the existing shares of Series C Auction Term Preferred Stock and (ii) the service charge to be paid by the Auction Agent to the Broker-Dealer for its services in connection with all outstanding shares of Series C Auction Term Preferred Stock of the Fund, including the New Series C and the existing shares of Series C Auction Term Preferred Stock, shall be calculated in accordance with Section 2.6 of the Broker-Dealer Agreement.

     For purposes of clarification, the Letter Agreement remains in full force and effect with respect to Series A Auction Term Preferred Stock and Series B Auction Term Preferred Stock of the Fund.

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                                                Very truly yours,

                                                LEHMAN BROTHERS INC.


                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

ACKNOWLEDGED AND ACCEPTED:

THE NEW AMERICA HIGH INCOME FUND, INC.


By:
   --------------------------------
   Name:
   Title:


DEUTSCHE BANK TRUST COMPANY AMERICAS


By:
   --------------------------------
   Name:
   Title: